EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

List of Subsidiaries

NameJurisdiction of Organization

BAS Evansville, Inc.Indiana

Seventh Wave Laboratories, LLCIndiana

Gateway Pharmacology Laboratories, LLCIndiana

BASi Gaithersburg, LLCIndiana

Bronco Research Services, LLCIndiana

Inotiv Boulder, LLCIndiana